Code of Business Conduct

and

Code of Ethics

ALLIANZ GLOBAL INVESTORS U.S. HOLDINGS

and subsidiaries

ALLIANZ ASSET MANAGEMENT OF AMERICA

Effective: April 1, 2013

TABLE OF CONTENTS

I.	LETTER FROM THE CEO OF AGI U.S. HOLDINGS AND COO OF AAMA LP	3
II.	GENERAL POLICY STATEMENT
	Compliance	4
	Certifications	4
III.	CODE OF BUSINESS CONDUCT
	Fiduciary Duty of our Investment Advisers	5
	General Obligations of all Covered Persons	5
	Insider Trading Policies and Procedures	6
	Anti-Corruption	13
	Gifts and Business Entertainment Policy	13
	Charitable Contributions	16
	Political Contributions	17
	Outside Business Activities	17
	Service as Director of any Unaffiliated Organization	18
	Privacy	18
	Policy for Reporting Suspicious Activities and Concerns	18
IV.	CODE OF ETHICS
	Personal Securities Transactions Policy	20

LETTER FROM THE CEO OF AGI U.S. HOLDINGS AND COO OF AAMA LP

Dear Colleague,

Every one of us has the power to influence the way our firms are viewed by all our stakeholders, simply through the actions we take and decisions we make every day.   Our firms are committed to conducting business with honesty and integrity in accordance with high ethical standards and with respect for each other and those with whom we do business.   Our Code of Business Conduct and Code of Ethics (together, the “Code”) outlines the basic rules, standards and behaviors necessary to achieve those objectives.   It is an important responsibility and we’re honored to share it with you.

The Code is applicable to all Covered Persons.   At its core, it aims to promote honest and ethical conduct, full and accurate disclosure, and compliance with all applicable laws, rules and regulations.   It provides guidance on how to deal with ethical conflicts of interest that may arise and the mechanism for reporting and dealing with breaches of the Code.

The public trust is our most valuable asset.  It is earned every day through adherence to the principles of integrity and fair dealing, and every one of us plays an essential role in maintaining the fairness, health and integrity of our markets.  Commitment to the Code, and living our core values of Respect, Integrity, Passion and Excellence, will help ensure the highest ethical fiduciary standards endure at our firms.

While the Code does not explicitly discuss every ethical issue we may encounter, it does provide the underlying principles that should be used to guide our daily decisions and behaviors.   When in doubt or if you need guidance in a specific business situation or application of the Code, please contact the Code of Ethics Office.

Thank you for your unwavering commitment to our Code and for living our values every day.

Brian Gaffney	John Maney
Chief Executive Officer	Chief Operating Officer
Allianz Global Investors U.S. Holdings LLC	Allianz Asset Management of America L.P.

GENERAL POLICY STATEMENT

The Code has been adopted by Allianz Asset Management of America L.P. (“AAMA LP”), Allianz Asset Management of America LLC (“AAMA LLC”), Allianz Global Investors U.S. Holdings LLC (“AGI U.S. Holdings”), Allianz Global Investors U.S. LLC (“AGI U.S.”), Allianz Global Investors Distributors LLC (“AGID”), Allianz Global Investors Fund Management LLC (“AGIFM”), NFJ Investment Group LLC (“NFJ”), and Pallas Investment Partners, L.P. (“Pallas”) (each, a “Company”) and is applicable to all partners, officers, directors, and employees of the Company, interns and Temporary Employees (i.e., temp, consultant or contractor) (collectively, “Covered Persons”).  The Code is based on the principle that in addition to the fiduciary obligations of the Company, you owe a fiduciary duty to the shareholders of the registered investment companies (the “Funds”), other clients for which the Company serves as an adviser or sub-adviser (the “Advisory Clients”), and customers of our broker-dealer (“Customers” and together with Funds and Advisory Clients, “Clients”).  Accordingly, you must avoid activities, interests and relationships that could interfere or appear to interfere with making decisions in the best interests of Clients.

A.      COMPLIANCE

Compliance with the Code is considered a basic condition of employment with the Company.  We take this Code and your obligations under it very seriously.  A failure to comply with the Code may constitute grounds for remedial actions, which may include, but are not limited to, a letter of caution, warning or censure, recertification of the Code, disgorgement of profits, suspension of trading privileges, termination of officer title, and/or suspension or termination of employment.  Situations that are questionable may be resolved against your personal interests.  Violations of this Code may also constitute violations of law, which could result in criminal or civil penalties for you and/or the Company.

In addition, the Federal Securities Laws require companies and individual supervisors to reasonably supervise Covered Persons with a view toward preventing violations of law and violations of a company’s Code.  As a result, all Covered Persons who have supervisory responsibility should endeavor to ensure that those individuals that they supervise, including Temporary Employees, are familiar with and remain in compliance with its requirements.

Further, Covered Persons must refrain from any intentional act or omission, which is illegal under applicable laws or regulations, and which may result in an actual or potential loss of Company assets or revenue or harm of reputation.

B.      CERTIFICATIONS

Covered Persons are required to certify their receipt and understanding of and compliance with the Code within ten days of becoming a Covered Person.  On an annual basis, all Covered Persons are required to re-certify their understanding of and compliance with the Code.   You will be provided with timely notification of these certification requirements and directions on how to complete them by the Code of Ethics Office.  Other reporting and certification requirements are set forth in the Gifts and Business Entertainment Policy, Political Contributions Policy, and Personal Securities Transactions Policy.

CODE OF BUSINESS CONDUCT

A.      FIDUCIARY DUTY OF OUR INVESTMENT ADVISERS

Our investment advisers owe a fiduciary duty to the Clients for which they serve as an adviser or sub-adviser.  Covered Persons of our investment advisers must avoid activities, interests, and relationships that could interfere or appear to interfere with our advisers’ fiduciary duties.  Accordingly, at all times, Covered Persons must place the interests of Clients first and scrupulously avoid serving their own personal interests ahead of the interests of Clients.  Covered Persons may not cause a Client to take action, or not to take action, for their personal benefit rather than for the benefit of the Client.  For example, you would violate the Code if you caused a Client to purchase a Security you owned for the purpose of increasing the price of that Security.  If you are an Investment Person3 of the Company, you would also violate this Code if you made a personal investment in a Security that might be an appropriate investment for a Client without first considering the Security as an investment for the Client.  Investment opportunities of limited availability that are suitable for Clients also must be considered for purchase for such Clients before an Investment Person may personally trade in them.  Such opportunities include, but are not limited to, investments in initial public offerings and private placements.

B.     GENERAL OBLIGATIONS OF ALL COVERED PERSONS

At all times, Covered Persons must:

Conduct personal securities transactions in full compliance with the Code including the Insider Trading Policy and Personal Securities Transactions Policy.  The Company encourages you and your family to develop personal investment programs.  However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety.

  Avoid taking inappropriate advantage of your position.  The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Company directly or on behalf of a Client of the Company could call into question the independence of your business judgment.  In addition, information concerning the identity of security holdings and financial circumstances of a Client is confidential.  You may not use personal or account information of any Client of the Company except as permitted by the Company’s Privacy policies (See section III. J on Privacy).
  Comply with applicable Federal Securities Laws and regulations.  You are not permitted to: (i) defraud a Client in any manner; (ii) mislead a Client, including making a statement that omits material facts; (iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client; (iv) engage in any manipulative practice with respect to a Client; (v) engage in any manipulative practices with respect to securities, including price manipulation; or (vi) otherwise violate applicable Federal Securities Laws and regulations.  AGID Covered Persons and/or AGID Registered Representatives3 must also comply with applicable NASD/FINRA and MSRB rules and AGIFM and AGI U.S. Covered Persons must also comply with applicable Commodity Futures Trading Commission (“CFTC”) regulations.  In the event that you are unsure of any such laws or regulations, consult your Legal Department.

A potential violation of the Code may result in remedial actions, which may include but are not limited to, a letter of caution, warning or censure, recertification of the Code, disgorgement of profits, suspension of trading privileges, termination of officer title, and/or suspension or termination of employment.  Situations that are questionable may be resolved against your personal interests.

C.      INSIDER TRADING POLICIES AND PROCEDURES

Section I.  Policy Statement on Insider Trading

The Company forbids any of its partners, officers, directors, and employees, including interns and Temporary Employees (i.e., temp, consultant or contractor) (collectively, “Covered Persons”) from trading, either personally or on behalf of others (such as, the Clients), on the basis of material non-public information or communicating material non-public information to others in violation of the law.  This conduct is frequently referred to as "insider trading."

The law related to prohibitions on insider trading is based on the broad anti-fraud provisions of the Securities Act and the Exchange Act which were enacted after the United States market crash of 1929.  The Exchange Act addressed insider trading directly through Section 16(b) and indirectly through Section 10(b).

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)        trading by an insider, while aware of material, non-public information;

(2)        trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

(3)        communicating material, non-public information to others in breach of a duty of trust or confidence.

Any questions regarding this policy statement and the related procedures set forth herein should be referred to your Company’s Chief Compliance Officer or Chief Legal Officer, or to the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel.

Please note that Covered Persons are subject to other Company policies that prohibit or restrict the disclosure or use of material, non-public information regarding Clients and their investments, regardless of whether the disclosure or use gives rise to insider trading.  For instance, the selective disclosure of portfolio holdings or related information regarding Clients to third parties is generally prohibited except in limited circumstances in accordance with applicable Company or Fund policies.  In addition, the Affiliated Closed-End Funds have adopted policies under Regulation FD which govern and severely restrict circumstances under which a Covered Person acting on behalf of the Affiliated Closed-End Funds (i.e., an “insider”) may selectively disclose material non-public information regarding the funds to certain categories of third parties (e.g., broker-dealers, analysts, investment advisers, funds and shareholders).  If you have any questions, you should consult with the individuals noted in the prior paragraph before disclosing or using material, non-public information regarding Clients and their investments under any circumstances.

1.   To Whom Does The Insider Trading Policy Apply?

This policy applies to Covered Persons and extends to activities within and outside their duties at the Company.   This policy also applies to any transactions in any securities by family members, trusts or corporations controlled by such persons.

In particular, this policy applies to securities transactions by (but not limited to):

  the Covered Person's spouse;
  the Covered Person's minor children;
  any other relatives living in the Covered Person's household;
  a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

  a trust for which the Covered Person is a trustee;
  a revocable trust for which the Covered Person is a settlor;
  a corporation of which the Covered Person is an officer, director or

10% or greater stockholder; or

  a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2.   What is Material Information?

Trading on inside information is not a basis for liability unless the information is deemed to be material.  "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting such matters as:

  dividend or earnings expectations;
  write-downs or write-offs of assets;
  additions to reserves for bad debts or contingent liabilities;
  expansion or curtailment of company or major division operations;
  proposals or agreements involving a joint venture, merger, acquisition, divestiture, or leveraged buy-out;
  new products or services;
  exploratory, discovery or research developments;
  criminal indictments, civil litigation or government investigations;
  disputes with major suppliers or customers or significant changes in the relationships with such parties;
  labor disputes including strikes or lockouts;
  substantial changes in accounting methods;
  major litigation developments;
  major personnel changes;
  debt service or liquidity problems;
  bankruptcy or insolvency;
  extraordinary management developments;
  public offerings or private sales of debt or equity securities;
  calls, redemptions or purchases of a company's own stock;
  issuer tender offers; or
  recapitalizations.

Information provided by a company could be material because of its expected effect on a particular class of the company's securities, all of the company's securities, the securities of another company, or the securities of several companies.  Moreover, the resulting prohibition against the misuses of Material Information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material Information does not have to relate to a company's business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

3.   What is Non-public Information?

In order for issues concerning insider trading to arise, information must not only be material, it must be "non-public".  "Non-Public Information” is information which has not been made available to investors generally.  Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed Non-Public Information.

At such time as Material Non-Public Information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions.  However, for Non-Public Information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that Material Information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or The Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus).  The circulation of rumors or "talk on the street", even if accurate, widespread and reported in the media or social media does not constitute the requisite public disclosure.  The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information.  Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material Non-Public Information is not made public by selective dissemination.  Material Information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as Non-Public Information which must not be disclosed or otherwise misused.  Similarly, partial disclosure does not constitute public dissemination.  So long as any material component of the "inside" information possessed by the Company has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.

Information Provided in Confidence.  It is possible that one or more Covered Persons of the Company may become temporary "insiders" because of a duty of trust or confidence.  A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the Material Non-Public Information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains Material Non-Public Information from certain close family members such as spouses, parents, children and siblings.  For example, personnel at the Company may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by the Company, discloses Material Non-Public Information to the Company’s portfolio managers or analysts with the expectation that the information will remain confidential.

As an "insider", the Company and any applicable Covered Person has a duty not to breach the trust of the party that has communicated the Material Non-Public Information by misusing that information.  This duty may arise because the Company has entered or has been invited to enter into a commercial relationship with a company, Client or prospective Client and has been given access to confidential information solely for the corporate purposes of that company, Client or prospective Client.  This duty remains whether or not the Company ultimately participates in the transaction.

Information Disclosed in Breach of a Duty.  Analysts and portfolio managers at the Company must be especially wary of Material Non-Public Information disclosed in breach of corporate insider's duty of trust or confidence that he or she owes the corporation and shareholders.  Even where there is no expectation of confidentiality, a person may become an "insider" upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders.  Whether the disclosure is an improper "tip" that renders the recipient a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite "personal benefit" may not be limited to a present or future monetary gain.  Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a “quid pro quo” from the recipient or the recipient's employer by a gift of the "inside" information.

A person may, depending on the circumstances, also become an "insider" or "tippee" when he or she obtains Material Non-Public Information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.

Investment Information Relating to our Clients is Non-Public Inside Information.  In the course of your employment, Covered Persons may learn about the current or pending investment activities of our Clients (e.g. actual or pending purchases and sales of securities).  Using or sharing this information other than in connection with the investment of Client accounts is considered acting on inside information and therefore prohibited.  The Boards of the Funds (both proprietary and third party sub-advised) have adopted Portfolio Holdings Disclosure Policies to prevent the misuse of Material Non-Public Information relating to the Funds and to ensure all shareholders of the Funds have equal access to portfolio holdings information.  In that regard, Covered Persons must follow the Funds' policies on disclosure of non-public portfolio holdings information unless disclosure is specifically permitted under other sharing of investment-related information.

Identifying Material Information

Before trading for yourself or others, including investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential Material Non-Public Information, ask yourself the following questions:

i.          Is this information that an investor could consider important in making his or her investment decisions?  Is this information that could substantially affect the market price of the securities if generally disclosed?

ii.         To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which you, the Company and its personnel could be subject, any Covered Persons uncertain as to whether the information he or she possesses is Material Non-Public Information should immediately take the following steps:

i.          Report the matter immediately to the Company’s Chief Compliance Officer or the Chief Legal Officer, or the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel;

ii.         Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company; and

iii.        Do not communicate the information inside or outside the Company, other than to your Chief Compliance Officer or Chief Legal Officer, or the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel.

After the Chief Compliance Officer or Chief Legal Officer, or the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5.   Penalties for Insider Trading

Penalties for trading on or communicating Material Non-Public Information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including possible dismissal of the persons involved.

Section II.    Procedures to Prevent Insider Trading

The following procedures have been established to aid Covered Persons of the Company in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading.  Every Covered Person of the Company must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  Also refer to your Company’s compliance policies and procedures for detailed procedures.

1.   Trading Restrictions and Reporting Requirements

No Covered Person of the Company who is aware of Material Non-Public Information relating to the Company, including Allianz SE, may buy or sell any securities of the Company, including Allianz SE, or engage in any other action to take advantage of, or pass on to others, such Material Non-Public Information.

No Covered Person of the Company who is aware of Material Non-Public Information which relates to any other company, entity, or Client in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the Federal Securities Laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such Material Non-Public Information.

No Covered Person of the Company shall engage in a securities transaction with respect to the securities of Allianz SE, except in accordance with the specific procedures published from time to time by the Company.

No Covered Person shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the Company’s Personal Securities Transactions Policy.

Covered Persons shall submit reports concerning each security transaction in accordance with the terms of the Company’s Personal Securities Transactions Policy and verify their personal ownership of securities in accordance with the procedures set forth in the Company’s Personal Securities Transactions Policy.

Because even inadvertent disclosure of Material Non-Public Information to others can lead to significant legal difficulties, Covered Persons of the Company should not discuss any potentially Material Non-Public Information concerning the Company or other companies, including other Covered Persons, except as specifically required in the performance of their duties.

Covered Persons managing the work of Temporary Employees who have access to Material Non-Public Information are responsible for ensuring that Temporary Employees are aware of this procedure and the consequences of non-compliance.

A Covered Person’s obligation to notify the Company’s Chief Compliance Officer or Chief Legal Officer, or the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel of a potential insider trading violation applies even if the Covered Person knows or has reason to believe that the Company’s Chief Compliance Officer or Chief Legal Officer, or AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel has already been informed by other Covered Persons.

2.   Information Barrier Procedures

The Insider Trading and Securities Fraud Enforcement Act in the U.S. requires the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of "inside" information.  Accordingly, you should not discuss Material Non-Public Information about the Company or other companies with anyone, including other Covered Persons, except as required in the performance of your regular duties.  In addition, care should be taken so that such information is secure.  For example, files containing Material Non-Public Information should be sealed; access to computer files containing Material Non-Public Information should be restricted.  For additional information, please refer to your Company’s compliance policies and procedures.

3.   Over the Wall and Market Sounding Procedures

Generally, “over the wall” and “market sounding” refers to the market practice where underwriters and issuers (“sounding parties”) contact institutional investors to assess the appetite of the marketplace for a transaction.  If the Company participates in over the wall discussions or market soundings or in the event the Company becomes aware at any time that a Covered Person has come into possession of Material Non-Public Information, a global trading restriction will be placed on the issuer’s securities for firm trades and personal securities transactions.  Covered Persons are also prohibited from communicating the information inside or outside the Company, other than to Legal and Compliance.   For additional information, please refer to your Company’s compliance policies and procedures.

4.   Expert Network Consultants Procedures

Covered Persons may from time to time make use of paid investment research consultant firms or expert networks (“Investment Research Consultant Firms”)  which may gather and summarize information for the Company or which may maintain a network of individual consultants (“Consultants”)  that are made available to the Company.  Investment Research Consultant Firms and Consultants will typically gather, analyze and provide information that may assist in providing the basis for investment decisions by the Company and its employees.  Covered Persons should actively seek to prevent the disclosure of Material Non-Public Information to them by Investment Research Consultant Firms and Consultants.  In the event that a Covered Person receives Material Non-Public Information, the Covered Person may not share the Material Non-Public Information inside or outside the firm, other than with Legal and Compliance, or execute trades in securities based on the Material Non-Public Information on behalf of any Client account or for his or her own personal accounts.  For additional information, please refer to your Company’s compliance policies and procedures.

Resolving Issues Concerning Insider Trading

The Federal Securities Laws, including the U.S. laws governing insider trading, are complex.  If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your Company’s Chief Compliance Officer or Chief Legal Officer, or AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel.  Until advised to the contrary by your Company’s Chief Compliance Officer or Chief Legal Officer, or AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel, you should presume that the information is Material Non-Public Information and you should not trade in the securities or disclose this information to anyone.

D.      ANTI-CORRUPTION

The Company does not tolerate any form of corruption.  Federal and State laws, and laws of other countries, prohibit the payment or receipt of bribes, kickbacks, inducements, facilitation payments, non-monetary benefits, or other illegal gratuities or payments by or on behalf of any of our Companies or Covered Persons in connection with our businesses.  For example, the U.S. Foreign Corrupt Practices Act makes it a crime to corruptly give, promise or authorize payment, in cash or in kind, for any service to a foreign government official or political party in connection with obtaining or retaining business.  The U.K. Bribery Act prohibits corruption of public officials as well as business-to-business corruption.  Each Company, through its policies and practices, is committed to comply fully with these and other anti-corruption laws.  If you or any member of your household is solicited to make or receive an illegal payment, or have any questions regarding whether any solicitation to receive or make a payment is illegal, contact your Company’s Chief Compliance Officer or Chief Legal Officer, or AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel.  For additional information, please refer to your Company’s compliance policies and procedures.

    E.    GIFTS AND BUSINESS ENTERTAINMENT POLICY

The Company is committed to having policies and procedures designed to ensure that Covered Persons do not attempt to improperly influence Clients or prospective Clients with gifts or business entertainment and are not unduly influenced themselves by the receipt of gifts or business entertainment.  The Company’s policies are designed to prohibit Covered Persons who purchase products and services as part of their job responsibilities from using their position for their own benefit.

Providing gifts or business entertainment is improper when a Covered Person’s giving of a gift or business entertainment is or appears to be an attempt to obtain business through inappropriate means or to gain a special advantage in a business relationship.  It is important for Covered Persons to keep in mind that these activities may create the appearance of a conflict and in certain cases may implicate regulations applicable to Clients and the Company.  Similarly, accepting gifts or business entertainment is improper when it would compromise, or could be reasonably viewed as compromising, a Covered Person’s ability to make objective and fair business decisions.

Definitions

  Government Official – any government employee, any government plan trustee or staff member, any individual acting as a representative of or consultant to a government plan, or any immediate family member of any of these individuals.
  Restricted Recipient – any union official, ERISA Fiduciary, individual acting as a representative of or consultant to a union or ERISA plan, or any immediate family member of any of these individuals.
    ERISA Fiduciary – anyone who exercises discretionary authority or control over an ERISA plan’s management or assets, including anyone who provides investment advice to or has responsibility for the administration of a plan.
  Business Contact – any individuals employed by a Client, prospective Client, vendor or service provider, or any immediate family member of any of these individuals.

Providing Gifts and Business Entertainment

General Principles

  Gifts and business entertainment should be provided in a manner that does not create a conflict of interest or the appearance of a conflict of interest.  Covered Persons should use common sense and avoid providing extravagant, lavish or frequent gifts or business entertainment to any recipient.
  Business entertainment should only be provided at an appropriate venue (Covered Persons should consult their supervisor or the Code of Ethics Office if guidance is required).
  Covered Persons must accompany a recipient to a meal, sporting or cultural event for the event to be considered “business entertainment.”  Unaccompanied attendance would be treated as a gift.
  No gift or business entertainment should be provided with the intention to influence decision making by the recipient.
  Gifts or business entertainment should be provided in a way that does not attempt to hide the fact that they have been provided.
  Covered Persons may not give cash or cash equivalent gifts (e.g., gift cards, gift certificates) of any value.
  In general, gifts should be valued at the higher of cost or market value, exclusive of tax and delivery charges.

Providing Gifts and Business Entertainment to Government Officials

•     Covered Persons must obtain approval from the Code of Ethics Office prior to giving a gift or providing business entertainment to a Government Official.   A form for this purpose is located in the personal trading system.

•     Pre-approval is required because:

o    Applicable rules can be complex and vary from jurisdiction to jurisdiction

o    Tracking is necessary to stay within prescribed limits of particular jurisdictions, which in most cases apply to the entire Company

Providing Gifts and Business Entertainment to Restricted Recipients

  As a general rule, Covered Persons should obtain approval from the Code of Ethics Office prior to giving a gift or providing business entertainment to any Restricted Recipient.   A form for this purpose is located in the personal trading system.
  Pre-approval facilitates tracking which is necessary to stay within prescribed Company-wide limits.
  If a situation arises where it is not possible to obtain pre-approval – e.g., an impromptu cup of coffee – Covered Persons must exercise sound judgment and comply with prescribed limits, but may notify the Code of Ethics Office after the fact.
  The combined value of gifts and business entertainment provided to a   Restricted Recipient must be less than $250 per Restricted Recipient, per calendar year, Company-wide.
  With pre-approval from the Code of Ethics Office, reimbursement of expenses related to attendance at an educational event may be allowed and will not count toward the $250 annual policy limit.

Providing Gifts and Business Entertainment to Business Contacts other than Government Officials and Restricted Recipients

  Covered Persons may not give gifts worth more than $100, in the aggregate, to any one Business Contact per calendar year.
  Gifts of nominal value that include our logo, such as golf balls, towels, pens and desk ornaments, do not count toward the annual $100 limit as long as they are infrequent and the value of the item does not exceed $50.
  Covered Persons may provide business entertainment up to $250 per person, per business entertainment event, with a $1,000 cumulative limit per person entertained, per calendar year.  (Note:  dinner and a show would be considered one business entertainment event.)
  Covered Persons are required to report all gifts given, excluding logoed items worth less than $50, within thirty days of providing the gift through the personal trading system.
  Covered Persons are required to report business entertainment provided in accordance with the Company’s expense policies and procedures.
  Covered Persons must obtain approval from the Code of Ethics Office prior to giving a gift or providing business entertainment to a Client or prospective Client located outside of the U.S.   A form for this purpose is located in the personal trading system.
  Exceptions to these spending limits must be pre-approved by a Managing Director and the Code of Ethics Office.

Receiving Gifts

  Covered Persons (including any immediate family members) may not accept gifts worth more than $100, in the aggregate, from any one Business Contact per calendar year.
  Gifts of nominal value that include the Business Contact’s company logo, such as golf balls, towels, pens and desk ornaments, do not count toward the annual $100 limit so long as they are infrequent and the value of the item does not exceed $50.
  In general, gifts should be valued at the higher of cost or market value, exclusive of tax and delivery charges.
  Covered Persons may not accept cash, cash equivalent gifts (e.g., gift cards, gift certificates) or preferential discounts of any value from a Business Contact.
  If practical, any gift(s) with a value of more than $100 must be refused or returned.  If it is not practical to return a gift worth more than $100, provide it to the Human Resources Department for donation.  In the case of a perishable item worth more than $100, the Human Resources Department may arrange to have the gift shared with the Covered Person’s entire department.
  If the Company wishes to accept a gift that exceeds this policy’s individual employee limits, approval from the Code of Ethics Office must be obtained.  The gift may then be distributed to employees, through a raffle or otherwise.
  Covered Persons are required to report all gifts received, excluding logoed items worth less than $50, within thirty days of receiving the gift through the personal trading system.

Receiving Business Entertainment

  Covered Persons must be accompanied to a meal, sporting or cultural event by a Business Contact for the event to be considered “business entertainment.”  Unaccompanied attendance would be treated as a gift.
  The reason for attending an event must be, in large part, to further a business relationship.
  Covered Persons should use common sense and good judgment and avoid extravagant, lavish or frequent business entertainment from a Business Contact (e.g., do not accept out-of-town transportation or accommodations, excessive lunches, dinners, or paid outings).
  Covered Persons are required to report business entertainment received that exceeds $100 in the aggregate per Business Contact per calendar quarter within thirty days after the quarter-end through the personal trading system.

F.      CHARITABLE CONTRIBUTIONS

The Company may from time to time be solicited to make contributions to charitable organizations by Clients or prospective Clients.  These may be in the form of hosting a table at a dinner or lunch, sponsoring a golf outing or part thereof, or in other forms.  A charitable contribution may be made under certain circumstances at the request of an existing Client.  It is prohibited to make a charitable contribution on behalf of the Company at the request of a prospective Client.  Forms for pre-approval of charitable contributions are located in the personal trading system.

  A contribution may be made on behalf of the Company to a bona fide 501(c)(3) charitable organization of up to $5,000 per Client per year with prior approval of the Covered Person’s supervisor and the Code of Ethics Office.
  Any contribution in excess of $5,000 per Client per year must be pre-approved by senior Sales management and the relevant Company’s Chief Legal Officer or Chief Compliance Officer, or to the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel.  Amounts greater than $10,000 may require additional reporting and/or approvals pursuant to applicable global policies.
  Contributions to large, well-known organizations are preferred.
  A close connection between the Client and the charity or a perceived benefit to the Client will be evaluated carefully in the approval process.
  Charitable contributions must be reasonable and must not have or appear to have the likely effect of influencing a Client’s decision to do business with the Company.
  Direct contributions to Clients (i.e., the Client is a charitable organization) must be pre-approved by the Code of Ethics Office.
  It is the Company’s policy to not contribute to an organization’s religious or political activities.  For example, the Company’s Political Contributions Policy prohibits contributions to another organization such as certain non-profits if there are indications that the organization makes election-related contributions or expenditures.  This may even include paying a conference fee to an organization where such indicia exist.
  Charitable contributions made on behalf of the Company should not be expensed through Concur or paid directly by the Covered Person. Contributions are made directly by Finance.

G.      POLITICAL CONTRIBUTIONS

In support of the democratic process, Covered Persons are encouraged to exercise their rights as citizens by voting in all elections.  Certain state and federal restrictions and obligations, however, are placed on our Companies and Covered Persons, including Covered Persons’ spouses and dependent children (“Family Members”), in connection with their political contributions and solicitation activities.  For example, our investment advisers must comply with Investment Advisers Act Rule 206(4)-5 (hereinafter, “Rule 206(4)-5”), and our broker-dealer must comply with MSRB Rule G-37.  These and other rules are intended to prevent companies from obtaining business from state and local government entities in return for Political Contributions or fundraising.  Among other consequences, failure to comply with Rule 206(4)-5 may trigger a ban on receiving compensation for Investment Advisory Services Business for two years, and failure to comply with MSRB Rule G-37 may prohibit our broker-dealer from engaging in municipal securities business (i.e., offering Section 529 Plans) with an issuer for two years.

All Covered Persons must abide by the requirements of the Political Contributions Policy, which can be found on the Compliance tab of the Company Intranet.

H.        OUTSIDE BUSINESS ACTIVITIES

Your outside business activities must not reflect adversely on the Company or give rise to a real or apparent conflict of interest with your duties to the Company or its Clients.  You must be alert to potential conflicts of interest and be aware that you may be asked to discontinue an outside business activity if a potential conflict arises.  You may not, directly or indirectly:

(a) Accept a business opportunity from someone doing business or seeking to do business with the Company that is made available to you because of your position within the Company;

(b) Take for oneself a business opportunity belonging to the Company; or

(c) Engage in a business opportunity that competes with any of the Company’s businesses.

You must obtain pre-approval from your immediate supervisor and your Company’s Chief Compliance Officer (or designee) for any outside business activities.

Outside businessactivities requiring pre-approval include but are not limited to:

            ►        Outside business activity for which you will be paid, including a second job;

►        Any affiliation with another public or private company, regardless of whether that company is a for profit or not-for-profit business, or a political organization as a director, officer, advisory board member, general partner, owner, consultant, holder of a percentage of the business voting equity interests or in any similar position;

►        Any governmental position, including as an elected official or as an appointee or member, director, officer or employee of a governmental agency, authority, advisory board, or other board (e.g., school or library board); and

►        Candidate for elective office.

A form for this purpose is located in the personal trading system.  You must seek new clearance for a previously approved activity whenever there is any material change in relevant circumstances, whether arising from a change in your job, association, or role with respect to that activity or organization.  You must also notify each of the parties referenced above regarding any material change in the terms of your outside activity or when your outside activity terminates.  On an annual basis you are required to provide an update related to any approved activity.

I.       SERVICE AS DIRECTOR OF ANY UNAFFILIATED ORGANIZATION

You may not serve on the board of directors or other governing board of any unaffiliated organization unless you have received the prior written approval of your Company’s Chief Compliance Officer or Chief Legal Officer, or the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel.  Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of Clients.  If you are permitted to serve on the board of a public company, you may also be subject to additional requirements.

J.       PRIVACY

The Company considers the protection of Client and employee non-public personal information to be a fundamental aspect of sound business practice and is committed to maintaining the confidentiality, integrity, and security of such information in accordance with applicable law. In support of this commitment, the Company has developed policies and procedures, including a Written Information Security Program Governing the Protection of Non-Public Personal Information,  that protect the confidentiality of non-public personal information while allowing for the continuous needs of Clients and employees to be served.  All Covered Persons, including Temporary Employees, who have access to non-public personal information, are subject to the applicable requirements set forth in the Company’s privacy program.  Covered Persons are required to report to their Privacy Officer or Privacy Committee any suspicious or unauthorized use of Client or employee non-public personal information or non-compliance with the privacy program by employees of the Company.   The Privacy Policy and Written Information Security Program can be found on the Compliance tab of the Company Intranet.

K.      POLICY FOR REPORTING SUSPICIOUS ACTIVITIES AND CONCERNS

Reporting Responsibility

Any Covered Person who reasonably believes a violation of law, regulation, or any Company policy is occurring or has occurred, must promptly report that information.  Examples of the types of reporting required include, but are not limited to, potential violations of applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the Company’s business; material misstatements in regulatory filings, internal books and records, or Client records and reports; activity that is harmful to Clients; and deviations from required controls and procedures that safeguard Clients and the Company.  Covered Persons involved with our Fund business are also required to report complaints or concerns with regard to any accounting matter or any act or failure that could constitute, (1) a potential violation of any rule or regulation of the SEC, (2) a potential violation of any provision of federal law relating to the Funds (including fraud against shareholders), or (3) a potential violation of any Fund policies or procedures, including compliance policies.

How to Report

A suspected violation may be reported on an anonymous basis by calling the toll-free reporting number at (877) 628-7486 or by accessing the related internet site at https://allianzgi-us.alertline.com.  Suspected violations may also be reported to the relevant Company’s Chief Legal Officer or Chief Compliance Officer, or to the AAMA LP Associate General Counsel or AGI U.S. Holdings General Counsel.  Suspected violations of Human Resources policies and suspected employment-related violations may also be reported to the Human Resources Department.  Suspected violations involving the Funds should be reported in accordance with the Funds’ Policy for Reporting Suspicious Activities and Concerns, which can be found on the Compliance tab of the Company Intranet.

Investigation of Suspected Violations

Information about a suspected violation will promptly be brought to the attention of the AAMA LP Associate General Counsel or the AGI U.S. Holdings General Counsel, and appropriate action will be taken to investigate the suspected violation.  This action may (but need not) include use of internal counsel and other personnel and/or retention of experts or advisors, such as external counsel, accountants or other experts.  The Covered Person who reported the information will be informed of the status of any investigation.  Details of the suspected violation may be reported to the person(s) under investigation (unless doing so could compromise the investigation), appropriate management including legal and compliance officers of the Company, the Funds, and, if required, applicable regulatory and law enforcement authorities. Covered Persons who make an anonymous report may periodically call the toll-free reporting number to obtain the status of an investigation.

NON-RETALIATION POLICY

Retaliation against a Covered Person who reports suspected violations is prohibited. The Company and Covered Persons are prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against a Covered Person in the terms and conditions of the Covered Person’s employment because of:

  any lawful act done by the Covered Person to provide information, cause information to be provided in accordance with this policy, or otherwise assist in an investigation regarding any conduct which the Covered Person reasonably believes is reportable under this policy;
  any disclosure of suspected unlawful activity to a governmental or law enforcement agency if the Covered Person has reasonable cause to believe unlawful activity has occurred;
  any refusal to participate in an activity that would result in a violation of state or federal statute, or a violation of or noncompliance with a state or federal rule or regulation; and
  the exercise of legal rights in a Covered Person’s present or former employment.

This policy is intended to create an environment where Covered Persons can act without fear of reprisal or retaliation.  In order to monitor whether a Covered Person is being subjected to reprisals or retaliation, the AAMA LP Associate General Counsel or the AGI U.S. Holdings General Counsel (or designee) may from time to time contact the Covered Person to determine whether any changes in the reporting person’s work situation have occurred as a result of providing information about a suspected violation.  If the AAMA LP Associate General Counsel or the AGI U.S. Holdings General Counsel determines that any reprisal or retaliation has occurred, a report of this shall be made to appropriate management if the Covered Person consents.  Any Covered Person who feels he or she has been the subject of reprisal or retaliation because of his or her providing information should immediately notify the AAMA LP Associate General Counsel or the AGI U.S. Holdings General Counsel.

CODE OF ETHICS

PERSONAL SECURITIES TRANSACTIONS POLICY

INTRODUCTION

Personal securities transactions by investment management and investment company personnel continue to be an area of heightened scrutiny by regulators and auditors during their examinations and reviews.  The SEC, the ICI, the IAA and the CFA Institute have published reports and standards, and the SEC has issued rules and regulations, regarding personal securities trading by employees of investment management and investment company firms.

The Company has established this Policy under the Code of Ethics in order to prevent and detect inappropriate personal trading practices and activities by Covered Persons.  The restrictions on personal trading are stringent because they address both insider trading prohibitions and the fiduciary duty to place the interests of our Clients ahead of personal investment interests.  The rules regarding personal securities transactions that are contained in this Policy are designed to address or mitigate potential conflicts of interest and to minimize any potential appearance of impropriety.

This Policy applies to all categories of Covered Persons.  You must be familiar with the applicable personal trading, pre-clearance, reporting and certification requirements set forth in this Policy and must be careful to conduct your personal securities trading in accordance with all requirements of this Policy.

Certain persons who are employees of an Affiliate are associated with the Company (“Associated Persons").  Associated Persons include anyone who would otherwise be categorized as an Access Person under the Policy but is not a Covered Person.  Associated Persons are subject to the respective Code of Ethics of the Affiliate with whom they are employed (collectively “Associated Person Codes”).  Any Associated Person who would otherwise be subject to this Policy, who is subject to an Associated Person Code and who complies with such Associated Person Code, shall not be subject to the provisions of this Policy.  Associated Persons are subject to the oversight and supervision of the applicable U.S. registered investment adviser with respect to their activities on behalf of U.S. Clients and their personal trading activities.

It is important to note that the personal trading and reporting policies and requirements in this Policy generally apply to Securities with respect to which you have or will acquire Beneficial Ownership, which you may have either directly, or indirectly, including through holdings of certain other individuals (such as members of your immediate family sharing the same household and other individuals for whom you provide significant economic support) or holdings in certain trusts for which you serve as trustee or settlor or in various vehicles or accounts (such as a general or limited partnership for which you serve as a general partner, a limited liability company for which you serve as a manager-member, or your 401(k), defined contribution retirement account or individual retirement account).  The determination of whether you have Beneficial Ownership of a particular Security can be complicated, and you should consult the Code of Ethics Office if you have any questions.

A glossary of terms contained within this Policy is set forth in the “Definitions” section at the end of this document for your reference.

TABLE OF CONTENTS

I.	General Policy Statement	22
	Fiduciary Duty of Our Investment Advisers
	Compliance with Federal Securities Laws and Regulations
II.	Categories of Covered Persons	22
	Temporary Employees
III.	Exempt Securities	24
IV.	Pre-Clearance Procedures	24
	Personal Trading System
	How Long are Approvals Effective?
	Special Pre-Clearance Requirements
V.	Pre-Clearance Exemptions	25
VI.	Blackout Periods – Client Trades	26
	De Minimis Transactions
	Blackout Periods for Investment Persons
	Blackout Periods for Access Persons (other than Investment Persons)
	Liquidation Exemption from the Blackout Periods
VII.	Blackout Periods – Allianz SE and Affiliated Securities	30
	Blackout Periods – Allianz SE Shares
	Blackout Periods – Affiliated Open-End Mutual Funds
	Blackout Periods – Affiliated Closed-End Funds
VIII.	30-Day Holding Period for Affiliated Funds	31
IX.	Ban on Short-Term Trading Profits	31
X.	Restricted/Watch Lists	32
	AllianzAM Global Restricted List
	Other Restricted/Watch Lists
XI.	Affiliated Closed-End Funds – Special Pre-Clearance Procedures	33
XII.	Public Offerings	33
XIII.	Private Placements	34
XIV.	Reportable Accounts	35
	Accounts Required to be Reported
	Reporting of Transactions – Designated Broker-Dealers
	Reporting of Transactions – Non-Designated Broker-Dealers
XV.	Reporting and Certification Requirements	37
XVI.	Exemptions from this Policy	38
XVII.	Consequences of Violations of this Policy	38
XVIII.	Reporting of Violations	39
XIX.	Questions Concerning this Policy	39
XX.	Code of Ethics Office Contact Information	39
XXI.	Definitions	39

I.  GENERAL POLICY STATEMENT

A.  Fiduciary Duty of our Investment Advisers

Our investment advisers owe a fiduciary duty to the Clients for which they serve as an adviser or sub-adviser.  Covered Persons of our investment advisers must avoid activities, interests, and relationships that could interfere or appear to interfere with our advisers’ fiduciary duties.  Accordingly, at all times, Covered Persons must place the interests of Clients first and scrupulously avoid serving their own personal interests ahead of the interests of Clients.  Covered Persons may not cause a Client to take action, or not to take action, for their personal benefit rather than for the benefit of the Client.  For example, you would violate the Policy if you caused a Client to purchase a Security you owned for the purpose of increasing the price of that Security.  If you are an Investment Person of the Company, you would also violate this Policy if you made a personal investment in a Security that might be an appropriate investment for a Client without first considering the Security as an investment for the Client.  Investment opportunities of limited availability that are suitable for Clients also must be considered for purchase for such Clients before an Investment Person may personally trade in them.  Such opportunities include, but are not limited to, investments in initial public offerings and private placements.

B.  Compliance with Federal Securities Laws and Regulations

At all times, Covered Persons must comply with applicable Federal Securities Laws and Regulations.  You are not permitted to: (i) defraud a Client in any manner; (ii) mislead a Client, including making a statement that omits material facts; (iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client; (iv) engage in any manipulative practice with respect to a Client; (v) engage in any manipulative practices with respect to securities, including price manipulation; or (vi) otherwise violate applicable Federal Securities Laws and regulations.  AGID Covered Persons and/or AGID Registered Representatives must also comply with applicable NASD/FINRA and MSRB rules and AGIFM and AGI U.S. Covered Persons must also comply with applicable Commodity Futures Trading Commission (“CFTC”) regulations.  In the event that you are unsure of any such laws or regulations, consult your Legal Department.

II.  CATEGORIES OF COVERED PERSONS

Different requirements and limitations on Covered Persons are based on their activities and roles within the Company.  Covered Persons are assigned one of the following categories as listed below.

Please note your category under this Policy may change if your position within the Company changes or if you are transferred to another department or Company.  You will be notified in the event that your category changes.  If you have any questions regarding your category, please contact the Code of Ethics Office.

Access Person:

An Access Person is any Covered Person who satisfies the definition of “Access Person” of the Company as defined in Rule 204A-1(e)(1) under the Advisers Act and/or “Access Person” with respect to an Affiliate Fund as defined in Rule 17j-1(a)(1) under the 1940 Act.  An Access Person generally includes any Covered Person who:

(1)  has access to nonpublic information regarding any Clients’ purchase or sale of Securities;

(2)  has access to nonpublic information regarding the portfolio holdings of any Clients;

(3)   is involved in making Securities recommendations to Clients;

(4)  has access to Securities recommendations to Clients that are nonpublic; or

(5)  is an Investment Person as defined below.

Investment Person:

An Investment Person is a subset of Access Person who, in connection with his/her regular functions and duties:

(1) makes, or participates in making, recommendations regarding the purchase or sale of

        Securities on behalf of any Client;

(2) provides information or advice with respect to a purchase or sale of Securities to a portfolio manager; or

(3) helps to execute a portfolio manager’s investment recommendations.

Generally, Investment Persons include, but are not limited to, portfolio managers, research analysts, and traders.

Non-Access Person:  A Non-Access Person is any Covered Person of the Company who does notsatisfy the definition of Access Person above.  Non-Access Persons, who are not Temporary Employees, are only subject to the following sections of this Policy:

    1.  Blackout Periods – Allianz SE Shares

    2.  Blackout Periods – Affiliated Open-End Mutual Funds

    3.  Blackout Periods – Affiliated Closed-End Funds

    4.  Affiliated Closed-End Funds – Special Pre-Clearance Procedures

    5.  Public Offerings

     6.  Private Placements

7.  Reporting and Certification Requirements – Non-Access Persons

In addition, any Covered Person may be designated as an Access Person or an Investment Person by the Code of Ethics Office and, if so, shall comply with this Policy according to such designation.

A.  Temporary Employees

A Temporary Employee’s status is determined upon the start of his/her assignment with the Company.  Temporary Employees designated as Non-Access Persons are only subject to the provisions of the Code of Business Conduct and not subject to this Policy.  Temporary Employees designated as Access Persons or Investment Persons are subject to both the Code of Business Conduct and the Code of Ethics, including the provisions applicable to Access Persons or Investment Persons under this Policy.

III.  EXEMPT SECURITIES

SEC Rule 204A-1 treats all Securities as “Reportable Securities” with five exceptions as described below.  As a result, this Policy does not apply to any of the following types of Securities or instruments (“Exempt Securities”).  You may engage in transactions in any Exempt Security without obtaining pre-clearance.  Further, you are not required to report transactions in Exempt Securities.

  Direct obligations of the Government of the United States, such as Treasury Notes, Treasury Bonds, Treasury Bills and U.S. Savings Bonds.

  Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

  Shares of money market funds, including money market funds that are advised by AGIFM or its U.S. Affiliates or distributed by AGID or PIMCO Investments LLC.

  Shares of unaffiliated open-end mutual funds.

Caution:  Shares of Affiliated Open-End Mutual Funds are not Exempt Securities.

  Shares of unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds.

Caution:  Shares of unit investment trusts that are invested in one or more Affiliated Open-End Mutual Funds and/or other types of Securities are not Exempt Securities.

Similarly, this Policy does not apply to trades in derivatives based on any of the above listed Securities.

IV.  PRE-CLEARANCE PROCEDURES

Access Persons and Investment Persons are required to obtain pre-approval for personal trades in accordance with specific procedures as described below.

Failure to adhere to the following pre-clearance requirements is a serious breach of this Policy and may be considered a violation.  In the event that you fail to pre-clear a transaction, you may be required to cancel, liquidate or otherwise unwind your trade and/or disgorge any profits realized in connection with the trade.  Please refer to the section “Consequences of Violations of this Policy” for further discussion regarding violations.

A.  Personal Trading System

Access Persons and Investment Persons are required to pre-clear all personal transactions in Securities through the Company’s personal trading system, with the exception of (i) transactions in Exempt Securities; and (ii) transactions listed under Pre-Clearance Exemptions.

Upon submitting a pre-clearance request through the personal trading system, you will receive an approval or denial message in connection with your request.  Although the Company retains records of all electronic pre-clearance requests, it is recommended that you print and retain copies for your records.

If you are out of the office and want to make a personal trade, but do not have access to the system, send an e-mail request to the Code of Ethics Office with the proposed trade details.  The Code of Ethics Office will enter your trade request through the personal trading system on your behalf and notify you whether the trade request has been approved or denied.

Instructions and a link to the personal trading system can be found on the Compliance tab of the Company Intranet.

B.  How Long are Approvals Effective?

Pre-clearance approvals for securities traded on a U.S. exchange or in a U.S. market are effective until the close of business on the day that your pre-clearance request has been approved.  Pre-clearance approvals for securities traded on a foreign exchange or in a foreign market are effective until the close of business on the business day following approval of your pre-clearance request.  If you want to modify your trade request previously submitted in any way (e.g., date of execution or share quantity), you must submit a new pre-clearance request.

C.  Special Pre-Clearance Requirements

You may be subject to special pre-clearance requirements either in addition to, or in place of, those pre-clearance requirements described in this section.  Such requirements may be necessary due to your particular position within the Company or if your position requires you to have access to Non-Public Information of an Affiliate.   In such cases, the Code of Ethics Office notifies you of any special pre-clearance requirements.

  V.  PRE-CLEARANCE EXEMPTIONS

The following types of transactions are not subject to the pre-clearance requirements of this Policy.  You are not required to pre-clear transactions for which you do not exercise investment discretion at the time of the transactions (“non-volitional transactions”) or certain other automated transactions.  The transactions listed below are, however, required to be reported through your trade confirmations and/or account statements, unless noted otherwise.

  Purchases and sales of Affiliated Open-End Mutual Funds.

  Purchases and sales of instruments issued by the national governments of the G8 member countries.

Note:  Instruments issued by the U.S. Government are Exempt Securities and are not subject to pre-clearance or reporting.

  Transactions in Securities made in an account that is fully managed by a third party.

Note:  Transactions in an account which is fully managed by a third party are not subject to reporting.  You are however required to initially notify the COE office of such an account.  Refer to the section “Reportable Accounts / Accounts Required to be Reported” for additional information pertaining to accounts fully managed by a third party.

  Purchases and sales of Securities in accordance with a pre-set amount or pre-determined schedule effected through an automatic investment plan or dividend reinvestment plan (DRIP).   This includes the automatic reinvestment of dividends, income or interest received from a Security in such plans or any other type of account.

Note:  The purchase or sale of Securities outside of a pre-set amount and/or pre-determined schedule in such plans is subject to pre-clearance and reporting.

  Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

  Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to holders of a class of Securities of which you have Beneficial Ownership.

  The automatic exercise or liquidation by an exchange of an in-the-money derivative instrument upon expiration, the delivery of Securities pursuant to a written option that is exercised against you and the assignment of options.

  Transactions in 529 Plans.

Note:  Transactions in 529 Plans that are not distributed by AGID are not reportable.

  Transactions in variable annuity accounts.

  The transfer of Securities between accounts.

  Gifts of Securities received.

  VI.  BLACKOUT PERIODS – CLIENT TRADES

Potential conflicts of interest are of particular concern when an Access Person or Investment Person buys or sells a Security at or near the same time as the Company buys or sells that Security or an Equivalent Security for Client accounts.  The potential appearance of impropriety in such cases is particularly severe if the Access Person or Investment Person acts as the portfolio manager or in another investment related capacity for the Client account in question.

To reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, this Policy prohibits Access Persons and Investment Persons from trading during a certain period before and after trades on behalf of Clients.  The period during which personal securities transactions is prohibited is commonly referred to as a “blackout period.”  The applicable blackout period depends on (i) whether your transaction is classified as a De Minimis Transaction as defined below; and (ii) whether you are an Access Person or an Investment Person.

“Clients” for purposes of the blackout periods depends on which Clients’ non-public orders, trades and/or portfolio holdings the Access Person or Investment Person has access to.  For example, an Access Person or Investment Person may be associated with one or more of the following:  (i) the Funds; (ii) NFJ Clients and/or (iii) Allianz Global Investors Clients.

The Company recognizes that the application of the blackout period during the period prior to Client transactions may result in inadvertent violations of this Policy from time to time.  Nevertheless, virtually every industry group that has examined the issues surrounding personal securities trading has recommended the imposition of a blackout period.  As a result, Covered Persons should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in Securities which the Company holds, or might consider holding, in Client accounts.  If your personal securities transaction in a particular Security is executed within the applicable blackout period, you may be required to cancel, liquidate or otherwise unwind the transaction and/or disgorge any profits realized in connection with the transaction.

If you have any questions about the application of the blackout periods to a particular situation, please contact the Code of Ethics Office before you submit a trade request.

The blackout periods below apply to both Securities and Equivalent Securities.

Caution: Because of the many variations and complexities of options transactions, you are strongly encouraged to seek guidance from the Code of Ethics Office if you are unsure whether a particular option is deemed to be an Equivalent Security.

A.  De Minimis Transactions

The following types of transactions are defined as “De Minimis Transactions” under this Policy.  Such transactions are either highly liquid, present no conflict or present a low-risk conflict with Client transactions.  De Minimis Transactions are required to be pre-cleared and reported.

  Purchases and sales of a Security or an Equivalent Security that, in the aggregate, do not exceed 5,000 shares per day per issuer with a total market capitalization of $10 billion or greater at the time of investment.

Note:  1 option contract is generally equivalent to 100 shares of the option’s underlying Security.

Issuer market capitalization amounts may change from time to time.  Accordingly, you may purchase a Security that has a market capitalization of greater than $10 billion only to find out that you cannot sell the Security at a later date because the market capitalization has fallen below $10 billion and your trade is during a blackout period in connection with a Client trade in the same Security or Equivalent Security.  If you are unsure whether a Security meets the market capitalization criteria, please contact the Code of Ethics Office.

  Purchases and sales of index options or index futures on an index (regardless of strike price or expiration date) that, in the aggregate, do not exceed 100 contracts per day.

  Purchases or sales of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

  Purchases or sales of unaffiliated closed-end funds.

Caution:  Purchases or sales of Affiliated Closed-End Funds are not deemed to be De Minimis Transactions.

  Purchases or sales of unaffiliated ETFs.

Caution:  Purchases or sales of Affiliated ETFs are not deemed to be De Minimis Transactions.

  Purchases or sales of unaffiliated ETNs.

Caution: Purchases or sales of Affiliated ETNs are not deemed to be De Minimis Transactions.

  Short sales of any De Minimis Transaction or derivatives of any De Minimis Transaction where the underlying amount of Securities controlled is an amount otherwise permitted in this section.

Note:  De Minimis Transactions are subject to a ban on short-term trading profits as described in the section “Ban on Short-Term Trading Profits”, with the exception of (i) purchases or sales of index options or index futures; (ii) purchases or sales of unaffiliated ETFs, and options thereon; and (iii) purchases or sales of unaffiliated ETNs, and options thereon.

B.  Blackout Periods for Investment Persons

The blackout periods for Investment Persons as described below do not apply to: (i) Exempt Securities; or (ii) the transactions listed under Pre-Clearance Exemptions.

De Minimis Transactions

Investment Persons may not purchase or sell Securities if, on the day of pre-clearance:

there is a pending buy or sell order in the same Security or an Equivalent Security on behalf of Clients for which the Investment Person, or a member of the Investment Person’s team, has discretion; or

the same Security or an Equivalent Security is purchased or sold on behalf of Clients for which the Investment Person, or a member of the Investment Person’s team, has discretion.

Non-De Minimis Transactions

Investment Persons may not purchase or sell Securities if:

the same Security or an Equivalent Security has been purchased or sold on behalf of Clients within the 5 business days prior to the day of pre-clearance;

there is a pending buy or sell order in the same Security or an Equivalent Security on behalf of Clients on the day of pre-clearance;

the same Security or an Equivalent Security is purchased or sold on behalf of Clients on the day of pre-clearance; or

the same Security or an Equivalent Security is purchased or sold on behalf of Clients for which the Investment Person, or a member of the Investment Person’s team, has discretion, within the 5 business days after the day of pre-clearance.

Summary of Blackout Periods for Investment Persons

Time Period	De Minimis Transactions	Non-De Minimis Transactions
5 Business Days Prior to Day of Pre-Clearance	None	Trades for Clients
Day of Pre-Clearance	Orders/Trades for Clients for which the IP, or a member of the IP’s team, has discretion	Orders/Trades for Clients
5 Business Days After Day of Pre-Clearance	None	Trades for Clients for which the IP, or a member of the IP’s team, has discretion

Note:  The specific Client accounts an Investment Person has discretion over is determined by the Code of Ethics Office in conjunction with your local Compliance Department.

C.  Blackout Periods for Access Persons (other than Investment Persons)

The blackout periods for Access Persons (other than Investment Persons) as described below do not apply to: (i) Exempt Securities; or (ii) the transactions listed under Pre-Clearance Exemptions.

De Minimis Transactions

Access Persons are not subject to a blackout period for De Minimis Transactions.

Non-De Minimis Transactions

Access Persons may not purchase or sell Securities if, at the time of pre-clearance:

there is a pending buy or sell order on behalf of Clients in the same Security or an Equivalent Security; or

the same Security or an Equivalent Security is purchased or sold on behalf of Clients during the period beginning 5 business days before the day on which the Access Person requests pre-clearance to trade in the Security, and ending on the day the Access Person requests pre-clearance, up until the time of pre-clearance.

Summary of Blackout Periods for Access Persons

Time Period	De Minimis Transactions	Non-De Minimis Transactions
5 Business Days Prior to Day of Pre-Clearance	None	Trades for Clients
Day of Pre-Clearance	None	Orders/Trades for Clients, up until the time of pre-clearance
5 Business Days After Day of Pre-Clearance	None	None

D.  Liquidation Exemption from the Blackout Periods

You may sell up to 5,000 shares of any Security, and not be subject to the applicable blackout periods described in this section, provided the following conditions are satisfied:

Such transactions may only be executed on dates pre-determined by the Company.  These dates are posted on the Compliance tab of the Company Intranet.

A written notification of such trades must be submitted to the Code of Ethics Office at least 2 weeks prior to the pre-determined trade dates.

If your order is not completed by your broker on the pre-determined trade date, you must cancel the remaining uncompleted order.

You may only provide such notification for up to 6 transactions each calendar year regardless of whether or not the orders are executed.

VII.  BLACKOUT PERIODS – ALLIANZ SE AND AFFILIATED SECURITIES

A.  Blackout Periods - Allianz SE Shares

You are prohibited from trading in Allianz SE shares (including ADRs) during certain periods of the year, generally surrounding the release of annual financial statements and quarterly results.  This restriction also applies to transactions that completely or in part refer to Allianz SE company shares (or derivatives thereof) which involve the exercise of cash settled options or any kind of rights granted under compensation or incentive programs such as Stock Appreciation Rights (“SARS”), Phantom Stocks or Participation Schemes.  Any exercise with direct cash-out payments are equivalent to the outright sale of Allianz SE shares held by you and therefore, would not be permitted during such a blackout period.

Note: The sale of shares from your Allianz ESPP account requires pre-clearance.  You are not permitted to sell shares of Allianz SE stock from your Allianz ESPP account during the blackout periods.  Please refer to the Compliance tab of the Company Intranet for the respective blackout periods relating to Allianz SE shares.

B.  Blackout Periods – Affiliated Open-End Mutual Funds

A personal trading blackout may be put in place in connection with shares of an Affiliated Open-End Mutual Fund up until the release of certain information regarding the Fund to the public.  Reasons for a personal trading blackout with respect to a Fund may include, but are not limited to: (i) an upcoming change in portfolio management; (ii) a planned reorganization of the Fund, including a merger into an existing Fund; or (iii) an anticipated dissolution/liquidation of the Fund.  Please note that the information regarding the Fund is confidential and must not be discussed with, or disclosed to, anyone outside of the Company.

Note:  Such a blackout period applies to all share classes across all Accounts in which you are a Beneficial Owner, including transactions in your Allianz 401(k) Plan that are not effected through your automatic investment plan, such as rebalancing transactions and fund transfers.

Any transactions during the blackout period in the particular Affiliated Open-End Mutual Fund are considered a violation of this Policy and subject to remedial actions which may include, but not be limited to, personal trading bans and/or disgorgement of profits.

Covered Persons are notified of such a personal trading blackout for an Affiliated Open-End Mutual Fund in advance of the blackout period.  Information pertaining to a firm-wide blackout period for a Fund is posted on the Compliance tab of the Company Intranet.

C.  Blackout Periods – Affiliated Closed-End Funds

Affiliated Closed-End Funds are subject to blackout periods surrounding a Fund’s dividend declaration press release and quarterly earnings release that may prevent you from purchasing or selling the Fund.  Affiliated Closed-End Funds may also be subject to blackout periods surrounding events involving Funds that have not yet been disclosed to the public.

Note:  Refer to the AGI Closed-End Funds Dividend Blackout Calendar posted on the Compliance tab of the Company Intranet.

VIII.  30-DAY HOLDING PERIOD FOR AFFILIATED FUNDS

Access Persons and Investment Persons are subject to a 30-day holding period with respect to active purchases of Affiliated Funds.   You may not sell an Affiliated Fund prior to 30 calendar days from its purchase, regardless of whether the sale is at a profit or at a loss.  If the purchase of an Affiliated Fund is considered to be made on day 1, day 31 is the first day a sale of the Affiliated Fund may be made.  This holding restriction does not apply to automatic payroll contributions to your Allianz 401(k) Plan or automatic reinvestments of dividends, income or interest received from the Fund.  The 30-day holding period begins on the day of your last purchase of any applicable Fund (e.g., Last In, First Out or “LIFO” accounting method).

The 30-day holding period is applicable on an account-by-account basis.  Non-automated transactions in the Allianz 401(k) Plan (i.e., rebalancing and fund transfers) are also monitored for the 30-day holding period.

If you are unsure whether a Fund is “Affiliated” (i.e., is advised by AGIFM and/or distributed by AGID or PIMCO Investments LLC), please contact the Code of Ethics Office.

A complete list of third party funds sub-advised by the Company can be found on the Compliance tab of the Company Intranet.  This list excludes third party funds sub-advised by PIMCO which are not subject to this restriction.

IX.  BAN ON SHORT-TERM TRADING PROFITS

Frequent personal trading can cause distraction from your job and, in turn, conflict with your fiduciary duty to the Company’s Clients.  Short-term trading also involves higher risks of front running and abuse of confidential information.  Access Persons and Investment Persons are prohibited from profiting from the purchase and sale (or in the case of short sales or similar transactions, the sale and purchase) of the same Securities within 30 calendar days.

The ban on short-term trading profits is applicable on an account-by-account basis.  A series of purchases and sales is measured on a last-in, first-out basis (“LIFO” accounting method) until all purchases and sales transactions of the same Security within a 30 calendar day period in a Reportable Account are matched.  A purchase or sale is ordinarily deemed to occur on trade date.  If the purchase is considered to be made on day 1, day 31 is the first day a sale of those Securities may be made at a profit.

Note: Unlike the 30-day holding period for Affiliated Funds which requires you to hold the Fund for 30 calendar days, you may sell Securities (other than Affiliated Funds) at a loss within 30 calendar days (subject to pre-clearance, where applicable) without violating this restriction.

Securities may be repurchased within 30 calendar days of a sale provided there are no additional conflicts with this Policy.

Any short-term trade that violates this restriction may be required to be unwound and/or any profits realized on the transaction may be required to be disgorged.

The ban on short-term trading profits does not apply to the following:

  Exempt Securities;
  ETFs or options on ETFs;
  ETNs or options on ETNs;
  Index Options and Index Futures;
  Transactions listed under Pre-Clearance Exemptions, with the exception of purchases and sales of instruments issued by the national governments of the G8 member countries; or
  Affiliated Funds.  Note that there is a 30-day holding period for Affiliated Funds.

X.  RESTRICTED/WATCH LISTS

A.  AllianzAM Global Restricted List

The AllianzAM Global Restricted List includes companies in which the trading of securities is restricted for certain types of accounts.  Such restrictions may be applicable to trades for Clients, trades for proprietary accounts and/or for personal securities transactions.  Issuers may be added to the AllianzAM Global Restricted List for a variety of reasons, such as the following:  (i) the issuer being a traded affiliate; (ii) an affiliated Company having inside information about a particular issuer; or (iii) to ensure that the aggregate group holding does not breach a particular threshold.

Access Persons and Investment Persons are prohibited from trading in any Securities by issuers on the AllianzAM Global Restricted List if such restrictions apply to personal account dealings.

B.  Other Restricted/Watch Lists

From time to time, your Company may place restrictions on personal trading in the Securities of a company.  Restrictions may be implemented, for example, to enhance an information barrier by preventing the appearance of impropriety in connection with trading, or preventing the use or appearance of the use of inside information.  Access Persons and Investment Persons are prohibited from trading in the Securities of any issuer on such a restricted list if the restrictions apply to personal account dealings.

Your Company may also place the Securities of a company on a watch list.  In such cases, the Code of Ethics Office reviews any personal trading activity in the Securities of an issuer on the watch list on a post-trade basis and evaluates whether there is any appearance of impropriety with respect to the personal trades by that Access Person or Investment Person.

XI.  AFFILIATED CLOSED-END FUNDS – SPECIAL PRE-CLEARANCE PROCEDURES

Covered Persons who want to purchase or sell an Affiliated Closed-End Fund must complete and submit the form for this purpose through the personal trading system.  In determining whether to grant approval for the trade, the Code of Ethics Office makes an assessment as to whether the transaction complies with this Policy, including the 30-Day Holding Period applicable to Affiliated Closed-End Funds.  In addition, the respective Company’s CCO (or designee) for third party funds sub-advised by a Company verifies that your transaction does not conflict with any specific Fund information.  Your request will be denied if the transaction would violate any requirements of this Policy.

Section 16 Requirements

Common shares of closed-end funds are registered under Section 12 of the Exchange Act.  As such, there are specific reporting requirements and trading prohibitions under Sections 16(a) and 16(b) of the Exchange Act and Section 30(h) of the Investment Company Act if you are deemed to be a “Section 16 Person” with respect to a closed-end fund that include special filing obligations with the SEC.  The Company’s Legal Department will notify you in the in the event that you are deemed to be a Section 16 Person in connection with an Affiliated Closed-End Fund.  Even though individuals are personally responsible to file the forms with the SEC under Section 16, the Company’s Legal Department will manage the Section 16 filings on your behalf, if authorized by you.  In connection with Affiliated Closed-End Funds, if you are a Section 16 Person, the COE Office must provide your trade execution details to the Legal Department or to the respective Company’s CCO (or designee) for third party closed-end funds sub-advised by a Company within one business day for filing purposes.

In addition, Section 16(b) of the Exchange Act (together with Section 30 (h)) prohibits Section 16 Persons from profiting from the purchase and sale, or sale and purchase, of an applicable Closed-End Fund within a six month period (referred to as “short-swing profits”).  Any such profits realized are required to be forfeited to the applicable Closed-End Fund.

                                        XII.  PUBLIC OFFERINGS

Acquisitions of Securities in a public offering are subject to special pre-clearance procedures.  Public offerings give rise to potential conflicts of interest that are greater than those present in other types of personal securities transactions since such offerings are generally only offered to institutional and retail investors who have a relationship with the underwriters involved in the offering.  In order to preclude any possibility of a Covered Person profiting from his/her position with the Company, the following rules apply to public offerings.

Initial Public Offerings – Equity Securities

You are prohibited from purchasing equity and equity-related Securities in IPOs of those Securities in the U.S., whether or not the Company is participating in the offering on behalf of its Client accounts.

You are prohibited from purchasing equity and equity-related Securities in IPOs of those Securities outside of the U.S., whether or not the Company is participating in the offering on behalf of its Client accounts, except that you may participate in a retail tranche of such IPOs if available and subject to pre-clearance approval.

Secondary Offerings – Equity Securities

Subject to pre-clearance approval, you are generally permitted to purchase equity and equity-related Securities in secondary offerings of those Securities if the Company does not hold the Security on behalf of its Client accounts, and if no portfolio manager of the Company wishes to participate in the offering for Client accounts.

Debt Offerings

Subject to pre-clearance approval, you are permitted to purchase debt Securities in public offerings of those Securities, unless the Company is participating in that offering on behalf of its Client accounts.  You cannot participate in any public offering of debt Securities if the Company is participating in the offering on behalf of its Client accounts.

Note:  These prohibitions do not apply to investments in public offerings by your spouse, provided the investment pertains to your spouse’s firm of employment.  These prohibitions also do not apply to investments in public offerings if such an investment is available to the Covered Person as a result of the Covered Person’s existing investment in a Private Placement.  However, any such investments are subject to prior review and approval by the Code of Ethics Office.

A form for pre-clearing the purchase of Securities that are the subject of public offerings is located in the personal trading system.

XIII.  PRIVATE PLACEMENTS

Acquisitions of Securities in a Private Placement are subject to special pre-clearance procedures.  Investments in hedge funds and PIPEs are considered to be Private Placements.  Prior approval is required by: (i) your immediate supervisor; (ii) your Company’s CIO, if applicable; and (iii) your Company’s CCO (or designee).  The form for this purpose is located in the personal trading system.

Approval will not be given if:

The investment opportunity is suitable for Clients;

The opportunity to invest has been offered to you solely by virtue of your position; or

The opportunity to invest could be considered a favor or gift designed to influence your judgment in the performance of your job duties or as compensation for services rendered to the issuer.

Note:  You must provide documentation supporting your investment in the Private Placement to the Code of Ethics Office upon completion of your investment.  You must also notify the Code of Ethics Office if there are any changes in the circumstances of your Private Placement investment (e.g., liquidation or dissolution of the Company).  Additional contributions to an existing Private Placement must be pre-cleared as a new Private Placement investment.  For IPOs stemming from an existing Private Placement, refer to the section “Public Offerings”.

If you are an Investment Person and you have acquired Beneficial Ownership of Securities in a Private Placement, you must disclose your investment when you play a part in any consideration of an investment by a Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by your Company’s CIO or a portfolio manager who does not have Beneficial Ownership of any Securities of the issuer.

XIV.  REPORTABLE ACCOUNTS

A.  Accounts Required to be Reported

The following personal accounts are required to be reported to the Code of Ethics Office: (i) upon hire; (ii) upon a change in your category from Non-Access Person to Access Person or Investment Person; (iii) at the time a new account is opened; and (iv) annually, as described in the section “Initial and Annual Reporting and Certification Requirements”:

  Accounts in the name of, or for the direct or indirect benefit of:

You; or

Your spouse, domestic partner, minor children and any other person to whom you provide significant financial support, as well as to transactions in any other account over which you exercise investment discretion or trading authority, regardless of Beneficial Ownership.

  Accounts that are fully managed by a third party where you do not have discretion over investment selections for the account through recommendation, advice, pre-approval or otherwise.

Note:  The Code of Ethics Office independently verifies that the account is fully managed with your broker or financial adviser.

  Accounts that have the ability to hold Reportable Securities, even if the account currently only holds Exempt Securities.

Example:  If you have a 401(k) Plan with a prior employer that includes an Affiliated Open-End Mutual Fund as an investment option, the account is required to be reported regardless of whether you hold that particular Fund in your account.

  Accounts that are established under the following Allianz Plans:

Allianz 401(k) Plan

Allianz Asset Management of America L.P. Roth 401(k) Plan

Allianz Asset Executive Deferred Compensation Plan Account (“DCP Account”)

Allianz Deferral into Funds Plan (“DIF Plan”)

Allianz Class A Shares Purchase Program

Allianz Institutional Shares Purchase Program

Allianz Employee Stock Purchase Plan (“Allianz ESPP”)

Allianz Personal Choice Retirement Account (“PCRA Account”)

CollegeAccess 529 Plan distributed by AGID

MI 529 Advisor Plan distributed by AGID

OklahomaDream 529 Plan distributed by AGID

PIMCO Class A Shares Purchase Program

Note:The Code of Ethics Office receives statements and transactions for the above listed Allianz Plans directly from the Company, the broker or the Plan Administrator.

Examples of the types of accounts that you must report if the account holds Reportable Securities or has the ability to hold Reportable Securities include, but are not limited to, the following:

  Brokerage Accounts
  Individual Retirement Accounts (“IRAs”), including but not limited to, Traditional IRAs, Rollover IRAs, Contributory IRAs, Roth IRAs, SEP IRAs and SIMPLE IRAs
  401(k) Plans and Other Retirement and Savings Accounts
  Employee Stock Purchase Plans
  Automatic Investment Plans
  Dividend Reinvestment Plans (DRIPs)
  Direct Stock Purchase Plans
  Deferred Compensation Plan Accounts
  Custodial Accounts
  Trust Accounts
  Variable Annuity Accounts

Note:  529 Plans are not Reportable unless they are distributed by AGID.

If you are unsure whether an account is required to be reported, please contact the Code of Ethics Office for guidance.

B.  Reporting of Transactions - Designated Broker-Dealers

SEC Rule 204A-1 requires an adviser’s employees who have been designated as Access Persons and Investment Persons to provide quarterly reports of their personal securities transactions no later than 30 days after the close of each calendar quarter.  An adviser’s code of ethics may excuse Access Persons and Investment Persons from submitting transaction reports that would duplicate information contained in trade confirmations and/or account statements that the adviser holds in its records, provided that the adviser has received those confirmations and/or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

To assist Covered Persons with this reporting requirement, the Company has selected certain broker-dealers as “Designated Broker-Dealers”.  A list of the Company’s Designated Broker-Dealers can be found on the Compliance tab of the Company Intranet.  The Code of Ethics Office receives automated trade confirmations and/or account statements directly from these broker-dealers, thereby eliminating the need for you or your broker-dealer to submit copies of these documents in paper format.

Access Persons and Investment Persons are required to maintain their Reportable Accounts with a Designated Broker-Dealer, unless they have submitted an exception request in writing and received approval from the Code of Ethics Office to maintain the account(s) with a non-Designated Broker-Dealer.  Refer to the section “Reporting of Transactions – Non-Designated Broker-Dealers”.  Temporary Employees, however, are not subject to this requirement and may hold accounts outside of the Designated Broker-Dealers without obtaining prior approval.

Note:  If you open a new account with a Designated Broker-Dealer, you must promptly notify the Code of Ethics Office in writing of the new account and provide the account details.

C.  Reporting of Transactions - Non-Designated Broker-Dealers

Certain limited exceptions may be granted that would allow you to maintain a Reportable Account with a non-Designated Broker-Dealer.  For example, an exception may be granted based on the type of the account (e.g., a 401(k) account with a prior employer, a spousal 401(k) account with the spouse’s employer, an employee stock purchase plan account or a direct stock purchase plan account).  An exception may also be granted if your spouse works for another investment adviser or broker-dealer with their own designated or preferred broker-dealer requirement.

You must submit a request in writing to the Code of Ethics Office if you want to open or report a new account with a non-Designated Broker-Dealer, prior to opening the account.  The notification must include the name of your broker-dealer, the type of account and the reason(s) for requesting the exception.  If you are a new Access Person or Investment Person, you are required to transfer your Reportable Accounts to a Designated Broker-Dealer within a reasonable period of time from the commencement of your employment with the Company or from the date you become an Access Person or Investment Person resulting from a change in your category classification, unless you have been granted an exception for the account(s).

You are required to submit duplicate trade confirmations and/or account statements, either on a monthly basis or on a quarterly basis (depending on the time frame for which a statement is generated by the broker-dealer), to the Code of Ethics Office no later than 30 days after the end of the calendar month or calendar quarter, as applicable.  The Code of Ethics Office sends a NYSE Rule 407/FINRA Rule 3050 Letter to the broker-dealer requesting these documents.  In the event that the broker-dealer is unable to routinely mail the documents to the Company through such a letter, you are required to provide the documents to the Code of Ethics Office by the deadline.

If the circumstances of the non-Designated Broker-Dealer account change in any way, it is your responsibility to notify the Code of Ethics Office immediately.  Please note that the nature of the change in circumstances reported may cause the Designated Broker-Dealer exception to be revoked.  Also note that an exception request must be made for each account to the Code of Ethics Office.  You may not assume that because an exception was granted in one instance that you would necessarily be permitted to open a new account with the same non-Designated Broker-Dealer or another non-Designated Broker-Dealer.

The Company treats all trade confirmations and account statements as confidential and only discloses such information to the personal trading system vendor or in connection with an audit request, or during an exam or upon a request by a regulatory authority.

XV.  REPORTING AND CERTIFICATION REQUIREMENTS

Under SEC Rule 204A-1, advisers must provide each supervised person with a copy of the code of ethics and any amendments. The code of ethics must also require each supervised person to acknowledge, in writing, receipt of those copies.  In addition, Access Persons and Investment Persons are required to provide a complete report of Securities holdings at the time the person becomes an Access Person or an Investment Person and at least once a year thereafter.  The information supplied must be current as of a date not more than 45 days prior to the individual becoming an Access Person or an Investment Person (initial report) or prior to the date the report is submitted (annual report).

The Code of Ethics Office provides you with notification of, and instructions pertaining to, your initial and annual reporting and certification requirements.

Access Persons and Investment Persons

Within 10 days of becoming an Access Person or an Investment Person (either following the commencement of employment with the Company or due to a change in your category classification), you are required to (1) certify your receipt and understanding of and compliance with the Code; and (2) complete an initial report of personal Securities holdings and accounts and submit the report, along with any relevant documentation as requested by the Code of Ethics Office.

On an annual basis, you are required to (1) re-certify your understanding of and compliance with the Code; (2) provide information regarding your Securities holdings; and (3) certify to a list of your current Reportable Accounts.

Non-Access Persons

Within 10 days of becoming a Non-Access Person (either following the commencement of employment with the Company or due to a change in your category classification), you are required to certify your receipt and understanding of and compliance with the Code.

On an annual basis, you are required to re-certify your understanding of and compliance with the Code.

XVI.  EXEMPTIONS FROM THIS POLICY

You may apply for an exemption from a provision of this Policy by making a request in writing to the Code of Ethics Office.  The request must fully describe the basis upon which the request is being made.  As part of the consideration process, the CCO of your Company (or designee) determines if a Client may be disadvantaged by the request and considers any other relevant factors in deciding whether to grant or deny the request.

No exemptions may be granted for those sections of this Policy that are mandated by regulation.

XVII.  CONSEQUENCES OF VIOLATIONS OF THIS POLICY

Compliance with this Policy is considered a basic condition of employment with the Company.  We take this Policy and your obligations under it very seriously.  A potential violation of this Policy may constitute grounds for remedial actions, which may include, but are not limited to, a letter of caution, warning or censure, recertification of the Code, disgorgement of profits, suspension of trading privileges, termination of officer title, and/or suspension or termination of employment.  Situations that are questionable may be resolved against your personal interests.  Violations of this Policy may also constitute violations of law, which could result in criminal or civil penalties for you and the Company.

In addition, the Federal Securities Laws require companies and individual supervisors to reasonably supervise Covered Persons with a view toward preventing violations of law and violations of a company’s Code of Ethics.  As a result, all Covered Persons who have supervisory responsibility should endeavor to ensure that the Covered Persons they supervise, including Temporary Employees, are familiar with and remain in compliance with the requirements of this Policy.

XVIII.  REPORTING OF VIOLATIONS

Violations of this Policy must be reported to your Company’s CCO and the Head of the Code of Ethics Office.   In connection with any Company-advised Funds, the CCO of the Company (or designee) will report promptly any material violations of this Policy by Access Persons of the Funds to the Funds’ Board of Directors or Trustees.  In connection with any Company-advised Funds, the CCO of AGI U.S. (or designee) will report all violations of this Policy by Access Persons of the Funds to the Funds’ Board of Directors or Trustees on a quarterly basis.

XIX.  QUESTIONS CONCERNING THIS POLICY

Given the seriousness of the potential consequences of violations of this Policy, all employees are urged to seek guidance with respect to issues that may arise.  Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably arise from time to time that require interpretation of this Policy as related to particular circumstances.  If you are unsure whether a proposed transaction is consistent with this Policy, please contact the Code of Ethics Office before initiating the transaction.

XX.  CODE OF ETHICS OFFICE CONTACT INFORMATION

For purposes of this Policy, the contact information for the Code of Ethics Office in New York is as follows:

Personal Trading Helpline:  (212) 739-3186

Outlook Group E-Mail Address:  COE-PT@allianzgi.com(COE – PT)

XXI.  DEFINITIONS

The following definitions apply to terms that appear in this Policy.  Additional definitions are contained in the text itself.

1940 Act

The Investment Company Act of 1940, as amended, and the rules and regulations thereunder

529 Plan

A tax-advantaged investment vehicle in the U.S. designed to encourage savings for the future higher education expenses of a designated beneficiary

Advisers Act

The Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder

Advisory Clients

Clients, other than Funds, for whom the Company serves as an adviser or sub-adviser

Affiliate

Any company or entity that is under common ownership or control with Allianz SE

Affiliated Funds:

Affiliated Closed-End Funds

Closed-end funds that are advised or sub-advised by AGIFM or its U.S. Affiliates who are direct subsidiaries of AAMA LP or distributed by AGID or PIMCO Investments LLC (excludes third party closed-end funds sub-advised by PIMCO)

Affiliated ETFs

ETFs that are advised or sub-advised by AGIFM or its U.S. Affiliates who are direct subsidiaries of AAMA LP or distributed by AGID or PIMCO Investments LLC (excludes third party ETFs sub-advised by PIMCO)

Affiliated ETNs

ETNs that are advised or sub-advised by AGIFM or its U.S. Affiliates who are direct subsidiaries of AAMA LP or distributed by AGID or PIMCO Investments LLC (excludes third party ETNs sub-advised by PIMCO)

Affiliated Open-End Mutual Funds

Open-end mutual funds that are advised or sub-advised by AGIFM or its U.S. Affiliates who are direct subsidiaries of AAMA LP or distributed by AGID or PIMCO Investments LLC (excludes third party open-end mutual funds that are sub-advised by PIMCO)

AGID Registered Representatives

A Covered Person who is a Registered Representative of AGID.  A “registered representative” (also called a general securities representative) is licensed to sell Securities in the U.S and generally involves Covered Persons engaged in sales, trading and investment banking activities.  A registered representative must be sponsored by a broker-dealer and pass the FINRA-administered Series 7 examination (known as the General Securities Representative Exam) or another Limited Representative Qualifications Exam.  Some state laws and broker-dealer policies also require the Series 63 examination.

Allianz Global Investors Clients

Refers to Clients of AGI U.S., NFJ and certain non-U.S. Affiliates.  Orders and trades for these Clients are included on the Bloomberg global trading platform.

Beneficial Ownership

For purposes of this Policy, Beneficial Ownership is interpreted in the same way as it would under Rule 16a-1(a)(2) of the Exchange Act, and the rules thereunder.  You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in the Securities.  Through indirect Pecuniary Interest, you will generally be deemed to have Beneficial Ownership of Securities held by members of your immediate family sharing the same household and other individuals for whom you provide significant economic support, and Securities held in investment vehicles for which you serve as general partner or managing member, among other circumstances.  See the definition of “Pecuniary Interest” below.

You are also considered to have Beneficial Ownership of Securities held in a trust where (i) you act as trustee and either you or members of your immediate family have a vested interest in the principal or income of the trust; or (ii) you act as settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

CCO

Chief Compliance Officer

CIO

Chief Investment Officer

Clients

Collectively, the Funds and Advisory Clients

Company

Allianz Asset Management of America L.P. (“AAMA LP”),  Allianz Asset Management of America LLC (“AAMA LLC”), Allianz Global Investors U.S. Holdings LLC (“AGI U.S. Holdings”), Allianz Global Investors U.S. LLC (“AGI U.S.”), Allianz Global Investors Distributors LLC (“AGID”), Allianz Global Investors Fund Management LLC (“AGIFM”), NFJ Investment Group LLC (“NFJ”) and Pallas Investment Partners, L.P. (“Pallas”)

COO

Chief Operating Officer

Covered Persons

All partners, officers, directors, and employees of the Company, including interns and Temporary Employees

Designated Broker-Dealer

A broker-dealer for which the Company receives automated trade confirmations and/or account statements for Covered Persons directly from such broker-dealer

Equivalent Security

An “Equivalent Security” for purposes of this Policy means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the value of the underlying Security, or similar Securities with a price derived from the value of the underlying Security.

The following are examples of Equivalent Securities:

Example 1:

General Electric Co. Common Stock

General Electric Co. Convertible Security

General Electric Co. Preferred Shares

General Electric Co. Call Option 22 6/21/2013

Example 2:

SPDR S&P 500 ETF

SPDR S&P 500 Put Option 139 9/14/2013

ETFs

Exchange-traded funds (ETFs) are investment vehicles that have many attributes of mutual funds but trade throughout the day on an exchange like a stock.  ETFs come in a variety of styles including passive or index ETFs, which typically aim to closely track their underlying index, and actively managed ETFs, which are typically managed with the objective of providing above-benchmark returns or to objectives such as income or total return.

ETNs

Exchange-traded notes (ETNs) are a type of unsecured, unsubordinated debt securities issued by an underwriting bank.  This type of debt differs from other types of bonds and notes because ETN returns are based upon the performance of a market index minus applicable fees, no period coupon payments are distributed and no principal protection exists.  Similar to ETFs, ETNs are traded on a major exchange, such as the NYSE during normal trading hours.  However, investors can also hold the debt security until maturity.

Exchange Act

Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder

Federal Securities Laws

Including without limitation, the Advisers Act, the 1940 Act, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC and other regulatory bodies under these statutes, the U.S.A. Patriot Act and Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury

FINRA

Financial Industry Regulatory Authority, Inc.

Funds

The registered investment companies for which AAMA LP or any of its affiliated subsidiaries serves as an adviser or sub-adviser

G8

The Group of Eight (G8) is a forum for the governments of eight of the world’s largest economies.  The group members include Canada, France, Germany, Italy, Japan, Russia, the United Kingdom and the United States.

IAA

Investment Adviser Association

ICI

Investment Company Institute

IPO

An initial public offering (IPO), also referred to as a “new issue” under FINRA Rule 5130, means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the requirements of Section 13 or 15(d) of the Exchange Act to file public periodic reports with the SEC.

Non-Public Information

Non-Public Information is information which has not been made available to investors generally.  Information received in circumstances indicating that it is not yet in general circulation or when the recipient knows or should know that the information can only have been provided by an
“insider” is also Non-Public Information.

NYSE

New York Stock Exchange

Pecuniary Interest

You have a Pecuniary Interest in Securities if you have the opportunity to directly or indirectly benefit or share in any profit derived from a transaction in the Securities.  The following are examples of indirect pecuniary interest in Securities:

  Securities held by members of your immediate family sharing the same household unless it can be established that profits derived from transactions in these Securities do not provide you with any economic benefit, subject to review and approval by the Code of Ethics Office.  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes any adoptive relationship.
  Securities held by any individual for whom you provided significant economic support during the immediately preceding 12-month period, even if such individual does not share the same household.
  Your interest as a general partner in Securities held by a general or limited partnership.
  Your interest as a manager-member in the Securities held by a limited liability company.

You do not have a pecuniary interest in the Securities held by a corporation or similar entity in which you hold an equity interest, unless you are a controlling shareholder of the entity or you have or share investment control over the Securities held by the corporation or similar entity.

PIPEs

Private investments in public equities

Policy

Personal Securities Transactions Policy

Private Placements

A private placement is the sale of securities to a relatively small number of select investors as a way of raising capital.  A private placement is the opposite of a public issue, in which Securities are made available for sale on the open market.  Although private placements are subject to the Securities Act, the Securities offered do not have to be registered with the SEC if the issuance of the securities conforms to an exemption from registration as set forth in the Securities Act and SEC rules.

Reportable Account

An account that is required to be reported by Access Persons, Investment Persons, AGID Covered Persons and AGID Registered Representatives under this Policy

SEC

Securities and Exchange Commission

SEC Rule 204A-1

Rule 204A-1 under the Advisers Act, also known as the “Code of Ethics Rule”

Securities Act

Securities Act of 1933, as amended, and the rules and regulations thereunder

Security

The term “Security”, as defined in Section 202(a)(18) of the Advisers Act, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Policy, commodities and futures and options traded on a commodities exchange, including currency futures, are not Securities.  However, securities futures, financial futures and futures and options on any group or index of Securities are Securities.

Temporary Employee

A temp, consultant or contractor

U.S. Affiliate

Any U.S. company or entity that is under common ownership or control with AAMA LP

Although Pallas is an unaffiliated registered investment adviser, it shares common employees, facilities and systems with AGI U.S.

Including without limitation, the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Investment Company Act of 1940, as amended (“1940 Act”), the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the Securities and Exchange Commission (“SEC”) and other regulatory bodies under these statutes, the U.S.A. Patriot Act and Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

As defined in the Personal Securities Transactions Policy.

Section 16(b) prohibits short-swing profits by corporate insiders in their own corporation’s stock, except in very limited circumstances.  It applies only to directors or officers of the corporation and those holding greater than 10% of the stock and is designed to prevent insider trading by those most likely to be privy to important corporate information.  Section 10(b) makes it unlawful for any person to use or employ in the connection with the purchase or sale of any security registered on a national securities exchange or any security not so registered, any manipulative or deceptive device or in contravention of such rules and regulations as the SEC may prescribe.

Closed-end funds that are advised or sub-advised by AGIFM or its U.S. Affiliates who are direct subsidiaries of AAMA LP or distributed by AGID or PIMCO Investments LLC (excludes third party closed-end funds sub-advised by PIMCO).

In North America, the practice of market sounding is generally known as confidential pre-marketing. As a condition of participating in such pre-marketing/market sounding efforts, the underwriters require the potential investors to enter into confidentiality agreements, in which they agree not to disclose the information about the potential offering or trade in the issuer’s securities until the information becomes public or is no longer considered current.

For purposes of these procedures, “Investment Research Consultant Firms” are firms that employ or have similar arrangements with professionals in various fields of expertise to conduct, analyze, review and/or provide specialized information and research services for third parties.  Investment Research Consultant Firms do not include entities whose employees provide generally available market and/or securities analysis or information.

For purposes of these procedures, “Consultants” include individuals who provide, analyze and/or research information for third parties pursuant to their employment or other arrangement with an Investment Research Consultant Firm.

See your Company’s compliance policies and procedures.

In addition, Covered Persons may not engage in transactions that are in violation of an Affiliated Open-End Mutual Fund’s stated policy as disclosed in its prospectus and statement of additional information.  This includes excessive trading in Affiliated Open-End Mutual Funds which is strictly prohibited.  Please refer to the respective Fund’s disclosure documents for further information.